Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Gaming Partners International Corporation (“GPIC”), and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Each of the undersigned further agrees to act in concert with the common purpose of assessing whether the management and board of directors of GPIC are currently acting in the best interests of its shareholders and to potentially develop and recommend various courses of action for consideration by GPIC’s management and board of directors that the Reporting Persons believe will maximize shareholder values.

Enclave Asset Management LLC

By:	/s/ Jeffrey Gerstel	January 27, 2012
Jeffrey Gerstel, Managing Partner

By:	/s/ Jeffrey Gerstel	January 27, 2012
Jeffrey Gerstel

By:	/s/ Jesse R. Gerstel	January 27, 2012
Jesse R. Gerstel

By:	/s/ Eileen Gerstel	January 27, 2012
Eileen Gerstel

By:	/s/ Warren Spivak	January 27, 2012
Warren Spivak

By:	/s/ Lewis Roger Felder	January 27, 2012
Lewis Roger Felder MD